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                                                                   EXHIBIT 10.35


                              WACHOVIA CORPORATION
                     INCENTIVE PLAN DEFERRAL ARRANGEMENT

                                    PREAMBLE

Pursuant to the terms of an Incentive Plan as hereinafter defined, a select group of management employees of Wachovia Corporation (the "Corporation") and its affiliates may become eligible to receive incentive compensation. The Corporation desires to permit each such employee to elect to defer receipt of a portion of such incentive compensation, if deferral is deemed by such employee to be desirable.

NOW, THEREFORE, the Corporation hereby adopts this Wachovia Corporation Incentive Plan Deferral Arrangement (the "Plan") as follows:

                            ARTICLE I -- DEFINITIONS

1.1 "Account" means the book-entry account established by the Corporation for each Participant as described in Article IV.

1.2   "Committee" means the Management Resources and Compensation
      Committee of the Board of Directors of the Corporation, or any successor thereto. The Committee is responsible for the administration and interpretation of the Plan in accordance with its terms, and its determinations shall be binding and conclusive on all persons affected thereby.

1.3   "Deferred Compensation" means the portion of a Participant's award
      (if any) under an Incentive Plan that is deferred pursuant to the Plan.

1.4 "Deferring Participant" means, with respect to any Plan Year, an Eligible Employee who files the election described in Article III.

1.5   "Effective Date" means July 1, 1995. An election made by a
      Deferring Participant prior to the Effective Date to defer compensation under an Incentive Plan shall remain in effect following the Effective Date until terminated by the Deferring Participant as provided in Article
      III. Any reference in such prior election to a deferral arrangement under an Incentive Plan shall be deemed as of the Effective Date to refer to this Plan.

1.6 "Eligible Employee" means an employee who complies with the eligibility criteria in Article II.

1.7   "Incentive Plan" means any one or more of the Wachovia Corporation
      Senior Management Incentive Plan, the Wachovia Corporation Bond and Money Market Group Variable Compensation Plan, the Trust Investment Management Incentive Plan, the South Carolina National Corporation Executive Incentive Compensation Plan, and any other similar incentive compensation arrangement as may be adopted or amended by the Committee and which permits deferral of compensation pursuant to this Plan.

1.8 "Participant" means any present or Deferring Participant who has a balance in his or her Account under the Plan.


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1.9   "Plan Year" means the twelve-month period ending on December 31 of each year, commencing with December 31, 1995.

                           ARTICLE II -- ELIGIBILITY

Any management employee of the Corporation or any of its affiliates who is potentially eligible to receive a payment under an Incentive Plan for any calendar year is an Eligible Employee for the Plan year coinciding with such calendar year.

            ARTICLE III -- ELECTION TO DEFER INCENTIVE COMPENSATION

Any Eligible Employee with respect to any Plan Year may become a Deferring Participant for such Plan Year by filing an election to defer receipt of a percentage (not to exceed 50%) of the incentive pay, if any, earned by him for such Plan Year under an Incentive Plan. Such election shall be filed in writing with the Committee on a form provided by the Committee prior to the first day of the Plan Year for which such election is to be effective. An election, once filed, shall continue in effect until the first day of the Plan Year next following receipt by the Committee of a written revocation of such election, or until the Deferring Participant's earlier termination of employment or termination of participation in an Incentive Plan. No amount shall be deferred with respect to any Eligible Employee for any Plan Year for which there is no election in effect, and no election for any Plan Year may be revoked after the beginning of such Plan Year. The amount of the incentive pay which can be deferred for any Plan Year pursuant to the Plan shall not be less than $1,000. If the amount to be deferred pursuant to any election for a Plan Year shall be less than $1,000, such election shall be null and void and of no force and effect. An Eligible Employee who has revoked an election to defer may file a new election for any Plan Year (including the first Plan Year for which such election would have been effective) at any time prior to such Plan Year.

                             ARTICLE IV -- ACCOUNTS

4.1   The Committee shall establish an Account for each Deferring
      Participant to which shall be credited Deferred Compensation hereunder and amounts equivalent to interest as provided in Section 4.2, and to which shall be debited all distributions pursuant to Article V. Amounts of Deferred Compensation shall be credited to the Account of a Deferring Participant as of the date that such amounts would have been paid to the Deferring Participant were it not for the deferral.

4.2 As of the last day of each calendar month (including after payments commence as provided in Article V), there shall be credited to the Account of each Participant an amount equivalent to interest at the rate determined as of such last day pursuant to Exhibit A. Such rate shall be applied to the average daily balance in the Account for such month.

                     ARTICLE V -- DISTRIBUTION OF ACCOUNTS

A Participant's Account shall be paid in cash 180 substantially equal consecutive monthly installments on the first day of each calendar month commencing with the month next following the Participant's termination of employment for any reason; provided, that the Participant may


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elect prior to the date the Participant terminates employment, with the consent of the Committee, for the Participant's Account to be distributed in a lump sum or in substantially equal consecutive monthly installments for a period of less than 180 months.

                             ARTICLE VI -- DEATH

6.1 Each Participant may designate a beneficiary (which may include more than one person, natural or otherwise, and one or more secondary or contingent beneficiaries) to receive the amount in the Account, if any, following death of the Participant. In the event that a Participant shall die without any designated beneficiary surviving or then in existence, the beneficiary shall be the Participant's surviving spouse, if any. If there shall be no surviving spouse, the beneficiary shall be the Participant's estate.

6.2 If a Participant shall die while employed by the Corporation, the Corporation shall distribute the Account to the Participant's beneficiary in cash in 180 substantially equal consecutive monthly installments on the first day of each calendar month commencing with the month next following the Participant's death; provided, that the Committee may, with the consent of the beneficiary, distribute the Participant's Account in a lump sum or in a lesser number of consecutive monthly installments than would have been made to the Participant.

6.3   If a Participant shall die while receiving payments pursuant to
      Article V, but before receiving all such payments to which he is entitled, the Account will continue to be distributed to the Participant's beneficiary in the same manner as such payments would have been made to the Participant.

6.4 If a beneficiary shall commence receiving payments hereunder, and shall die or otherwise cease to exist before receiving distribution of the full amount in the Account, the then amount in the Account shall be paid as soon as practicable in a lump sum to the person or persons then in existence who would receive the property of the Participant under the intestate succession laws then in effect in the state in which the Participant was a resident at the time of death.

                           ARTICLE VII -- ASSIGNMENT

No rights of a Participant or any other person in the Account or to the payment of benefits hereunder shall be assigned, transferred, pledged or encumbered, except for transfers on account of death of the recipient thereof.

                  ARTICLE VIII -- NO TRUST; UNSECURED INTEREST

Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or other person. Any funds which are or may be set aside under the provisions of the Plan shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall, by virtue of the provisions of the Plan, have any interest in such funds. To the extent that any person acquires a right to


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receive payments from the Corporation under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Corporation.

                       ARTICLE IX -- FACILITY OF PAYMENT

Notwithstanding any other provisions hereof, if a Participant or any other person entitled to receive payments under the Plan shall be physically or mentally or legally incapable of receiving or acknowledging receipt of any benefit payable hereunder, the Corporation, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such benefit otherwise payable to the recipient to be made to such person or institution so maintaining the recipient.

                         ARTICLE X -- CLAIMS PROCEDURE

     In the event any Participant or other person shall file a claim for payments hereunder which shall be denied by the Corporation, the Corporation shall comply with the claims procedure set forth in Section 503 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder. The Committee shall act as the named fiduciary responsible for review of any decision denying a claim.

                      ARTICLE XI -- AMENDMENT; TERMINATION

     The Committee may amend the Plan from time to time in any respect, or may terminate the Plan, except that no amendment or termination shall affect rights to payments hereunder with respect to any Participant to the extent of amounts in the Account of the Participant, unless the Participant shall consent thereto in writing.

                          ARTICLE XII -- MISCELLANEOUS

12.1 Neither this Plan, nor any action of the Corporation or Committee, or any election hereunder, shall be held or construed to confer on any person any legal right to be continued as an employee of the Corporation or of any affiliate of the Corporation.

12.2 The Corporation shall deduct from any amounts payable under the Plan all payroll taxes and withholdings as may be required by law.

12.3 The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

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                                                                       EXHIBIT A

                              WACHOVIA CORPORATION
                      INCENTIVE PLAN DEFERRAL ARRANGEMENT

                 COMPUTATION OF AMOUNTS EQUIVALENT TO INTEREST
                 ---------------------------------------------

     With respect to each calendar month during which a deferred compensation account balance exists, the Long-Term Applicable Federal Rate for the month shall be the rate used to compute the amount equivalent to interest credited for the month. The computed equivalent to interest shall be equal to the Long-Term Applicable Federal Rate for the month applied to the average daily balance in the account for the month multiplied by a ratio, the numerator of which is the number of days in the month and the denominator of which is the number of days in the year.

                       LONG-TERM APPLICABLE FEDERAL RATE
                       ---------------------------------

     The Long-Term Applicable Federal Rate shall be the rate as defined by Internal Revenue Code Section 1274(d) which is published each month in a Revenue Ruling issued by the Internal Revenue Service. The Long-Term Applicable Federal Rate is determined monthly by the Internal Revenue Service on the basis of the average market yield on outstanding marketable long-term obligations of the United States.